UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

1940 E. Mariposa Avenue

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

On February 10, 2012, one of our wholly-owned subsidiaries entered into a purchase and sale agreement with Nautilus Group, Inc. (the “Buyer”) to sell certain real property to the Buyer for a total cash sales price of $17,500,000.  The real property is located in Santa Monica, California and includes approximately 32,500 square feet of land together with a building of approximately 9,750 square feet.  The building is currently being used by our subsidiary as a technology products retail store.

On June 26, 2012, our subsidiary entered into an amendment to the purchase and sale agreement with the Buyer.  As described below, the amendment extends the expiration date of the Buyer’s due diligence period, removes the leaseback feature of the transaction and instead allows us to close at any time within one year from the date of the amendment, but following an additional contingency period described below, by providing at least 30 days prior notice to Buyer of our chosen closing date. The amendment further sets forth a workplan for limited, additional environmental due diligence.

Under the amendment, the Buyer is entitled to perform due diligence until August 10, 2012 the (“Contingency Date”) and to terminate the purchase and sale agreement for any reason on or prior to the Contingency Date.

Pursuant to the purchase and sale agreement, the Buyer made a $750,000 refundable deposit into escrow.  Under the amendment, the Buyer has three business days to deposit an additional $1,875,000 into escrow as a refundable deposit to be added to the original deposit.

In the event the Buyer fails to provide us with written notice that any of the contingencies described in the purchase and sale agreement, as amended, have not been satisfied by the Contingency Date, and except for the environmental contingency which is described below, the applicable contingencies will be deemed to have been satisfied.  If all of the contingencies are satisfied or are deemed to have been satisfied, a) the entire sum on deposit ($2,625,000) will become non-refundable, and b) the obligation to purchase and sell the property on the terms and conditions provided in the agreement will become final and binding upon our subsidiary and the Buyer.

The parties have agreed to a limited scope Phase II workplan that includes running certain environmental tests, the results of which will be compared to a set of predetermined, mutually agreed upon thresholds for chemicals commonly screened for in Phase II assessments.  If the results are below the agreed to thresholds the environmental contingency will be deemed satisfied.  If the result on a particular measure is above the respective threshold (after a second retest),  the contingency will be deemed not met and the Buyer will be required to waive the contingency within two business days if it wants the transaction to continue.  Otherwise, the transaction will terminate and Buyer will be entitled to a refund of the deposit.  Alternatively, the parties may mutually agree in their discretion to have further testing performed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Dated: July 2, 2012